Exhibit 16.1

November 30, 2005

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re: El Capitan Precious Metals, Inc.

We have read the statements that we understand El Capitan Precious Metals, Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change in its registered public accounting firm. We agree with such statements made regarding our firm in those paragraphs. We have no basis to agree or disagree with other statements made under Item 4.

Yours truly,


HEIN & ASSOCIATES LLP